UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

July 27, 2006

GENESIS MICROCHIP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33477	77-0584301
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2150 Gold Street

Alviso, California 95002

(Address of principal executive offices, including zip code)

(408) 262-6599

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 27, 2006, Genesis Microchip Inc. (the “Registrant” or “Company”) entered into a Separation Agreement and Release with Tzoyao Chan, the Company’s Senior Vice President of Strategic Engineering Initiatives (the “Separation Agreement”) contemplating the termination of Mr. Chan’s employment with the Company effective July 31, 2006.

Pursuant to the Separation Agreement, Mr. Chan will receive (i) $208,472, less applicable tax withholdings, representing 46 weeks of his base salary, and (ii) $16,251, less applicable tax withholdings, representing the cost of COBRA payments for twelve months. In addition, pursuant to the Separation Agreement, Mr. Chan may exercise his vested options as of July 31, 2006, options to purchase 231,535 shares of common stock of the Company, until January 31, 2007, a three month extension of the applicable exercise period for the options.

By signing the Separation Agreement, Mr. Chan agrees to release the Company and certain related parties from any and all claims relating to or arising out of his employment relationship with the Company. Mr. Chan also has agreed in the Separation Agreement to waive any rights he may have under the Age Discrimination and Employment Act of 1967 and agrees not to solicit any Company employees for a period of 12 months following the effective date of the Separation Agreement.

The foregoing summary of the material terms the Separation Agreement is qualified in its entirety by reference to such document which is filed hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and Release between Genesis Microchip, Inc. and Tzoyao Chan, dated July 27, 2006.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS MICROCHIP INC.

Date: August 1, 2006	By:	/s/ Michael Healy
	Name:	Michael Healy
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
10.1	Separation Agreement and Release between Genesis Microchip, Inc. and Tzoyao Chan, dated July 27, 2006.